Exhibit 5.1

Writer's Direct Dial: (212) 225-2556 E-Mail: pmarcogliese@cgsh.com_

August 20, 2013

VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190

Ladies and Gentlemen:

We have acted as counsel to VeriSign, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (such registration statement being hereinafter referred to as the “Registration Statement”) relating to the offering of up to $750,000,000 aggregate principal amount of the Company’s 4.625% Senior Notes due 2023 (the “Exchange Notes”) to be offered in exchange for any and all of the Company’s outstanding 4.625% Senior Notes due 2023 originally issued on April 16, 2013 (the “Initial Notes”).

The Exchange Notes are to be issued under an indenture dated as of April 16, 2013 (as amended to the date hereof, the “Indenture”), among the Company, the subsidiary guarantor party thereto and U.S. Bank National Association, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents filed as exhibits thereto;

(b)	copies of the Company’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of each of the Company, respectively;

(c)	an executed copy of the Indenture; and

(d)	the form of Exchange Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

VeriSign, Inc., p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.  We have also assumed that, upon exchange and delivery, the Exchange Notes will conform to the form of Exchange Notes that we have reviewed, will have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the Indenture, and will have been duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each other party to such agreement or obligation has satisfied or, prior to the issuance of the Exchange Notes, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinion expressed above, we have further assumed that the Exchange Notes will be offered, issued and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Exchange Notes, the Indenture and any other agreement governing those Exchange Notes and in the manner contemplated by the Registration Statement.

We note that any waiver of defenses in the Exchange Notes or any applicable agreement governing the Exchange Notes may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the caption “Legal Matters” as counsel for the Company that has passed on the validity of the Exchange Notes, and to the use of this opinion as a part of Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pamela L. Marcogliese

Pamela L. Marcogliese, a Partner